HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:            Matt Hall, (336) 519-3386
Analysts and Investors, contact:        T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FULL-YEAR AND FOURTH-QUARTER 2019 FINANCIAL RESULTS

•	Solid 4Q results include inline net sales of $1.75 billion, as well as GAAP operating profit of $243 million and adjusted operating profit of $263 million

•	4Q GAAP EPS and adjusted EPS, both $0.51, increased 24% and 13%, respectively

•	Record net cash from operations of $803 million for full year and $559 million in 4Q

•	Net debt reduced to 2.9 times adjusted EBITDA with debt reduction of $460 million in 4Q

•	Regular quarterly cash dividend declared, new share-repurchase program authorized, and 2020 guidance issued, including expectations of $200 million in share repurchases

WINSTON-SALEM, N.C. (Feb. 7, 2020) - HanesBrands (NYSE: HBI), a leading global marketer of branded everyday basic apparel, today announced record operating cash flow for the fourth-quarter and full-year 2019 and strong diluted earnings per share growth.

The company generated $803 million of net cash from operations in 2019, an increase of 25% and surpassing the high end of the company’s guidance for operating cash flow expectations of $700 million to $800 million. The company significantly reduced its debt leverage by paying down $609 million of debt in 2019.

For the fourth quarter ended Dec. 28, 2019, net sales of $1.75 billion decreased 1% while constant-currency organic sales increased slightly. For the full year, net sales increased 2% to $6.97 billion and represented the second consecutive year of constant-currency organic sales growth.

Fourth-quarter GAAP EPS and adjusted EPS excluding actions were each $0.51, increases of 24% and 13%, respectively. For the full year, GAAP EPS increased 11% to $1.64 and adjusted EPS excluding actions increased 5% to $1.76. (See the Note on Revisions of Previously Issued Consolidated Financial Statements and the Note on Adjusted Measures, Rebased Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details.)

“HanesBrands delivered a solid fourth quarter right in line with our guidance and concluded a very successful year with record operating cash flow, significantly reduced debt, continued organic revenue growth, and strong underlying business fundamentals,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “Looking forward, we expect to create meaningful shareholder value using our strong balance sheet, stabilized Innerwear profitability, and Champion, International and consumer-directed growth. We view 2020 to be an inflection point for sales, profit and EPS growth rates that accelerate down the P&L.”

HanesBrands Reports Full-Year and Fourth-Quarter 2019 Financial Results - Page 2

While the company has exited its C9 Champion business in the mass retail channel and its DKNY license for intimate apparel, the company expects continued growth in 2020 for its underlying business.

As a result of the program exits and negative currency exchange rates, the company expects net sales at the midpoint of full-year 2020 guidance to decline approximately 3%, GAAP and adjusted operating profit declines of approximately 3% and 4%, respectively, and GAAP and adjusted EPS both to be flat to a year ago. Net cash from operations is expected to be in the range of $700 million to $800 million for 2020.

When comparing the midpoint of 2020 guidance to 2019 results rebased to account for the C9 Champion and DKNY program exits, net sales would increase approximately 3%, adjusted operating profit would increase 7%, and adjusted EPS would increase 15%. (See additional guidance information in the section titled 2020 Financial Guidance later in this news release.)

Callouts for Fourth-Quarter and Full-Year 2019 Results

Strength of Champion Brand, International Segment and Consumer-Directed Business Has Driven 10 Consecutive Quarters of Constant-Currency Organic Net Sales Growth. In the fourth quarter, constant-currency organic sales increased slightly, while full-year constant-currency organic sales increased 4%.

Global Champion sales, excluding C9 Champion in the U.S. mass channel, totaled $1.9 billion in constant currency in 2019, an increase of 40% over last year as a result of expanded product offerings and increased distribution. With balanced growth in the fourth quarter, Champion sales increased 22% both domestically and internationally.

Total International constant currency organic sales increased 10% in the fourth quarter and 12% for 2019. In the quarter, sales increased in all International regions, including the Americas, Asia, Australia and Europe.

Consumer-directed sales, defined as all sales to consumers online or through brand stores, continue to increase and account for a larger portion of total sales. Consumer-directed sales in constant currency increased 17% in the fourth quarter and 16% for the full year. Consumer-directed sales in constant currency represented 30% of total sales in the quarter and 25% for the full year.

Fourth-Quarter Operating Profit Margin Increases. The GAAP operating profit margin of 13.9% increased approximately 10 basis points, while the adjusted operating profit margin of 15.0% increased 40 basis points. Margins benefited from price increases and strong improved profitability for Innerwear intimates.

Record Operating Cash Flow, Reduced Debt, and Lower Leverage. Record operating cash flow was generated from a combination of increased GAAP net income and strong working capital management, including reduced inventory, in the fourth quarter and full year. Year-ending inventory was $150 million lower than prior year.

HanesBrands Reports Full-Year and Fourth-Quarter 2019 Financial Results - Page 3

The company generated $803 million in net operating cash in 2019 and paid down $609 million of debt. Of that, $559 million of operating cash generation and $460 million of debt reduction occurred in the fourth quarter.

The company met its goal of reducing its debt leverage to 2.9 times net debt to adjusted EBITDA, which is within the company’s desired long-term debt leverage range of 2 to 3 times. The company ended 2018 with debt leverage of 3.3 times.

Fourth-Quarter 2019 Business Segment Summaries

Constant-Currency International Segment Growth Continues. International segment sales increased 7% while operating profit decreased 2%. On a constant-currency basis, net sales increased 10% and operating profit increased 1%.

Sales for the International segment’s activewear and innerwear businesses increased more than expected. Operating profit was reduced by bankruptcy related bad-debt expense and negative foreign exchange rates on operational transactions.

Innerwear Segment Operating Profit Increases despite Lower Sales. U.S. Innerwear segment sales decreased 4% in the fourth quarter while operating profit increased 5%. Segment operating profit margin of 24.6% increased 210 basis points, benefiting from increased pricing and lower selling, general and administrative expenses.

Sales of Innerwear basics decreased 5% as a result of earlier-than-planned disruption from ongoing store resets in the mass channel that are expected to generate increased space and share beginning in the second half of 2020.

Sales of Innerwear intimates decreased 2%, which was sequentially better than the third quarter and consistent with expectations. Bra revenue increased slightly and contributed significantly to segment operating margin expansion. Successful market performance of the EasyLite and DreamWire bra innovations are contributing to revitalization efforts.

Activewear Segment Sales and Profits Affected by Program Exits, As Expected. U.S. Activewear segment fourth-quarter sales decreased 7%, slightly better than expected. Segment operating profit in the quarter decreased 8% as a result of higher SG&A expenses.

Champion sales, excluding C9 Champion in the mass channel, increased more than 14% in the quarter. C9 Champion sales decreased 26% as that program continued to wind down to conclusion in January 2020. Sales in the remainder of the Activewear segment declined but performed better than expected.

Regular Quarterly Cash Dividend Declared and New Share Repurchase Program Authorized

The Hanes Board of Directors has declared a regular quarterly cash dividend of $0.15 per share and approved a new share repurchase authorization of up to 40 million shares.

The regular quarterly cash dividend, which will be the 28th consecutive quarterly return of cash to stockholders, will be paid March 10, 2020, to stockholders of record at the close of business Feb. 18, 2020.

HanesBrands Reports Full-Year and Fourth-Quarter 2019 Financial Results - Page 4

To date, the company has returned nearly $1.2 billion in cumulative quarterly cash dividends to stockholders since initiating the program in April 2013.

The new share repurchase plan authorizes the company to buy up to 40 million shares without expiration. The new plan replaces the company’s previous share-repurchase authorization for 40 million shares that was approved in April 2016.

2020 Financial Guidance

Hanes has issued initial 2020 guidance for the fiscal year ending Jan. 2, 2021, which includes a 53rd week. Certain year-over-year comparisons reference rebased 2019 results, which adjusts for the exited C9 Champion program and DKNY license for intimate apparel. (See the Note on Adjusted Measures, Rebased Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details.)

Full-Year Guidance. The company expects 2020 net sales of $6.675 billion to $6.775 billion, GAAP operating profit of $850 million to $880 million, adjusted operating profit excluding actions of $900 million to $930 million, GAAP EPS of $1.60 to $1.68, adjusted EPS excluding actions of $1.72 to $1.80, and net cash from operations of $700 million to $800 million.

The company continues to expect growth for its underlying business on a rebased basis when isolating program exits. When comparing the midpoint of 2020 guidance to 2019 results rebased to account for the exits of the C9 Champion and DKNY programs, full-year net sales are expected to increase 3%, adjusted operating profit is expected to increase 7%, and adjusted EPS is expected to increase 15%.

First-Quarter Guidance. For the first quarter, net sales are expected to be approximately $1.466 billion to $1.496 billion. GAAP operating profit is expected to be $118 million to $128 million, and adjusted operating profit is expected to be $145 million to $155 million. GAAP EPS is expected to be $0.17 to $0.20, and adjusted EPS is expected to be $0.23 to $0.26.

For the first-quarter 2020, the midpoint of guidance represents a net sales decrease of 7% compared with 2019, GAAP operating profit and adjusted operating profit declines of approximately 18% and 12%, respectively, and GAAP and adjusted EPS declines of approximately 14% and 7%, respectively.

When comparing the midpoint of first-quarter 2020 guidance to 2019 results rebased to account for the exits of the C9 Champion and DKNY programs, net sales are expected to decrease 1%, adjusted operating profit is expected to be flat, and adjusted EPS is expected to increase 14%.

Guidance Assumptions. The company expects foreign currency exchange rates to reduce net sales by approximately $25 million for the full year compared with 2019 and reduce first-quarter net sales by approximately $14 million compared with the first quarter of 2019.

The currency exchange rates are expected to reduce operating profit by approximately $3 million and $1 million in the full year and first quarter, respectively.

HanesBrands Reports Full-Year and Fourth-Quarter 2019 Financial Results - Page 5

The company expects global Champion sales growth of approximately 10% for the year with growth in Asia, Australia, Europe and the United States.

The fiscal year’s 53rd week occurs in the fourth quarter and is expected to contribute approximately $40 million in net sales.

Segment Guidance. At the midpoint of full-year guidance, International segment revenue is expected to increase approximately 5% as reported and approximately 6% in constant currency. Growth drivers are expected to be Champion sales growth and increased innerwear sales.

For the first quarter, International segment revenue comparisons are expected to be affected by the timing of Asia distribution expansion for Champion (earlier in 2019 and later in 2020). Net sales growth on a reported basis in the quarter is expected to be flat at the midpoint of guidance while increasing approximately 2% in constant currency. The segment’s operating profit margin is expected to decline in the first quarter as a result of increased investments to support Asia distribution expansion as well as cost pressures related to foreign currency exchange rates on operational transactions. Price increases are expected to mitigate the transactional currency pressures as the year progresses.

U.S. Innerwear net sales are expected to decrease by approximately 1.5% to 3.5% for the full year and approximately 5.5% to 7.5% for the first quarter as result of the C9 Champion and DKNY program exits, retailer door closures and higher year-ago shipments for a new sock program. When 2019 is rebased for the program exits, full-year net sales for the segment are expected to range from -1% to +1% and first-quarter net sales are expected to decline approximately 3% to 6%.

The company expects an improving sales trend for U.S. Innerwear through the year as store resets in the mass channel for Innerwear basics start to yield benefits and the Innerwear intimates revitalization progresses, particularly in bras. The company believes that supply chain restructuring initiatives are stabilizing segment profitability with operating profit margins expected to increase for the full year on a reported and rebased basis.

U.S. Activewear net sales, at the midpoint of 2020 guidance, are expected to decrease by approximately 17% for both the full year and the first quarter as a result of the C9 Champion program exit at mass retail. On a rebased comparison at the midpoint of guidance, segment sales for the full year and first quarter are expected to increase approximately 3.5% and 4.5%, respectively. The company expects reduced segment profitability as reported for the full year but improved profitability on a rebased comparison.

Additional Guidance. GAAP operating profit in 2020 is expected to be reduced by approximately $50 million for pretax charges for restructuring and other actions, including approximately $27 million in the first quarter. Cash charges are expected to account for approximately $30 million of the full-year total.

The charges are related to supply chain cost-reduction initiatives and program exit costs. None of the charges are related to acquisition integrations, which have been completed for all prior acquisitions.

HanesBrands Reports Full-Year and Fourth-Quarter 2019 Financial Results - Page 6

Hanes expects interest expense and other expenses to be approximately $185 million combined for the year, including approximately $46 million in the first quarter. The company expects capital expenditure investment of approximately $100 million.

The company’s priority for use of excess operating cash flow in 2020 is to repurchase shares, and the company expects to make approximately $200 million of share repurchases early in the year. The company expects diluted shares outstanding of approximately 354 million for the year and approximately 357 million in the first quarter. The company expects an annual tax rate and first-quarter tax rate of approximately 14.5%.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

Note on Revisions of Previously Issued Consolidated Financial Statements

In the course of its annual review of 2019 financial statements, HanesBrands identified prior-period tax errors related to intercompany inventory transactions. The company put in place new processes to address the issue and has revised prior-period financials to correct these errors and other immaterial out-of-period items.

The company does not believe the corrected intercompany tax accounting process will affect the company’s ongoing tax rate. The revisions had a minor cumulative effect on EPS of $0.01 over the three-year period of 2017 through 2019. The company has provided revised 2018 and 2019 quarterly P&Ls in Supplemental Table A dated Feb. 7, 2020, on the company’s investor relations website (www.Hanes.com/investors).

The company has identified control deficiencies that constituted a material weakness in its internal control over financial reporting and has enhanced and will continue to enhance the design and operation of controls related to these areas. The company intends to implement the enhancements during 2020. Additional information will be filed with the company’s Annual Report on Form 10-K for the year ended December 28, 2019.

Note on Adjusted Measures, Rebased Measures and Reconciliation to GAAP Measures

To supplement financial guidance prepared in accordance with generally accepted accounting principles, the company provides quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA and adjusted EBITDA.

Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

HanesBrands Reports Full-Year and Fourth-Quarter 2019 Financial Results - Page 7

Charges for actions taken in 2018 primarily represented acquisition and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things, and other costs related to supply chain network changes. Charges for actions taken in 2019 primarily represented supply chain network changes, program exit costs, and overhead reduction as well as completion of outstanding acquisition integration. Charges for actions expected to be taken in 2020 primarily represent supply chain restructuring and program exit costs. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon acquisition activity.

Hanes has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

The company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Hanes believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

In addition, with respect to 2020 financial guidance, Hanes has chosen to present certain year-over-year comparisons with respect to the company’s rebased 2019 business, which excludes the exited C9 Champion program and DKNY license. Hanes believes this information is useful to management and investors to facilitate a more meaningful comparison of the results of the company’s ongoing business between 2019 and 2020. The company has provided rebased 2018 and 2019 quarterly P&Ls in Supplemental Table B dated Feb. 7, 2020, contained in this news release.

Hanes is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the company’s reported operating results, Hanes also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands Reports Full-Year and Fourth-Quarter 2019 Financial Results - Page 8

Organic sales are net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date.

Hanes believes constant currency and organic sales information is useful to management and investors to facilitate comparison of operating results and better identify trends in the company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of non-GAAP to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Webcast Conference Call

Hanes will host an Internet webcast of its fourth-quarter investor conference call at 8:30 a.m. EST today, Feb. 7, 2020. The webcast of the call, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanes corporate website. A telephone playback will be available from approximately noon EST today through midnight EST Feb. 14, 2020. The replay will be available by calling toll-free (855) 859-2056 or by toll call at (404) 537-3406. The replay ID is 1274288.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding Champion brand growth, our revitalization strategy for U.S. Innerwear, our outlook for cash flow growth and share repurchases, and statements following the heading 2020 Financial Guidance, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; our ability to properly manage strategic projects in order to achieve the desired results; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; the existence of a material weakness in our internal control over financial

HanesBrands Reports Full-Year and Fourth-Quarter 2019 Financial Results - Page 9

reporting; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, DIM, Maidenform, Bali, Playtex, Lovable, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 63,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands_careers), and LinkedIn (@Hanesbrandsinc).

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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended			Years Ended
	December 28, 2019	December 29, 2018	% Change	December 28, 2019	December 29, 2018	% Change
Net sales	$1,751,005	$1,768,301	(1.0)%	$6,966,923	$6,803,955	2.4%
Cost of sales	1,044,262	1,064,144		4,247,593	4,150,736
Gross profit	706,743	704,157	0.4%	2,719,330	2,653,219	2.5%
As a % of net sales	40.4%	39.8%		39.0%	39.0%
Selling, general and administrative expenses	463,328	460,034		1,829,600	1,788,568
As a % of net sales	26.5%	26.0%		26.3%	26.3%
Operating profit	243,415	244,123	(0.3)%	889,730	864,651	2.9%
As a % of net sales	13.9%	13.8%		12.8%	12.7%
Other expenses	7,658	6,779		31,424	26,395
Interest expense, net	40,907	47,687		178,579	194,675
Income before income tax expense	194,850	189,657		679,727	643,581
Income tax expense	9,864	39,629		79,007	103,915
Net income	$184,986	$150,028		$600,720	$539,666

Earnings per share:
Basic	$0.51	$0.41		$1.65	$1.48
Diluted	$0.51	$0.41		$1.64	$1.48

Weighted average shares outstanding:
Basic	364,885	364,003		364,709	363,513
Diluted	365,644	364,748		365,519	364,505

The following tables present a reconciliation of reported results on a constant currency basis for the quarter and year ended December 28, 2019 and a comparison to prior year:

	Quarter Ended December 28, 2019
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended December 29, 2018	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,751,005	$(18,443)	$1,769,448	$1,768,301	(1.0)%	0.1%
Gross profit	706,743	(10,450)	717,193	704,157	0.4%	1.9%
Operating profit	243,415	(2,877)	246,292	244,123	(0.3)%	0.9%
Diluted earnings per share	$0.51	$(0.01)	$0.52	$0.41	24.4%	26.8%

As adjusted:[2]
Net sales	$1,751,005	$(18,443)	$1,769,448	$1,768,301	(1.0)%	0.1%
Gross profit	725,296	(10,450)	735,746	708,916	2.3%	3.8%
Operating profit	262,982	(2,877)	265,859	258,807	1.6%	2.7%
Diluted earnings per share	$0.51	$(0.01)	$0.52	$0.45	13.3%	15.6%

	Year Ended December 28, 2019
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Year Ended December 29, 2018	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$6,966,923	$(121,530)	$7,088,453	$6,803,955	2.4%	4.2%
Gross profit	2,719,330	(64,599)	2,783,929	2,653,219	2.5%	4.9%
Operating profit	889,730	(15,907)	905,637	864,651	2.9%	4.7%
Diluted earnings per share	$1.64	$(0.04)	$1.68	$1.48	10.8%	13.5%

As adjusted:[2]
Net sales	$6,966,923	$(121,530)	$7,088,453	$6,803,955	2.4%	4.2%
Gross profit	2,777,597	(64,599)	2,842,196	2,691,574	3.2%	5.6%
Operating profit	953,216	(15,907)	969,123	944,849	0.9%	2.6%
Diluted earnings per share	$1.76	$(0.04)	$1.80	$1.67	5.4%	7.8%

1
Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results. This calculation excludes entities acquired within the past twelve months.

2	See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in Table 5.

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(in thousands)
(Unaudited)

	Quarters Ended			Years Ended
	December 28, 2019	December 29, 2018	% Change	December 28, 2019	December 29, 2018	% Change
Segment net sales:
Innerwear	$569,630	$594,177	(4.1)%	$2,302,632	$2,379,675	(3.2)%
Activewear	452,970	485,417	(6.7)%	1,854,704	1,792,280	3.5%
International	650,807	608,931	6.9%	2,529,375	2,344,115	7.9%
Other	77,598	79,776	(2.7)%	280,212	287,885	(2.7)%
Total net sales	$1,751,005	$1,768,301	(1.0)%	$6,966,923	$6,803,955	2.4%

Segment operating profit:
Innerwear	$140,368	$134,039	4.7%	$515,991	$526,831	(2.1)%
Activewear	71,633	78,028	(8.2)%	281,319	267,428	5.2%
International	96,765	98,526	(1.8)%	384,784	351,769	9.4%
Other	8,400	7,161	17.3%	24,829	25,348	(2.0)%
General corporate expenses/other	(54,184)	(58,947)	(8.1)%	(253,707)	(226,527)	12.0%
Restructuring and other action-related charges	(19,567)	(14,684)	33.3%	(63,486)	(80,198)	(20.8)%
Total operating profit	$243,415	$244,123	(0.3)%	$889,730	$864,651	2.9%

The following tables present a reconciliation of total reported net sales to organic constant currency net sales for the quarter and year ended December 28, 2019 and a comparison to prior year:

	Quarter Ended December 28, 2019
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	Organic $ Change	% Change
Segment net sales:
Innerwear	$569,630	$—	$—	$569,630	$(24,547)	(4.1)%
Activewear	452,970	—	—	452,970	(32,447)	(6.7)
International	650,807	—	(18,443)	669,250	60,319	9.9
Other	77,598	—	—	77,598	(2,178)	(2.7)
Total	$1,751,005	$—	$(18,443)	$1,769,448	$1,147	0.1%

	Year Ended December 28, 2019
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	Organic $ Change	% Change
Segment net sales:
Innerwear	$2,302,632	$—	$—	$2,302,632	$(77,043)	(3.2)%
Activewear	1,854,704	—	—	1,854,704	62,424	3.5
International	2,529,375	17,515	(121,530)	2,633,390	289,275	12.3
Other	280,212	—	—	280,212	(7,673)	(2.7)
Total	$6,966,923	$17,515	$(121,530)	$7,070,938	$266,983	3.9%

1	Net sales derived from businesses acquired within the past twelve months.
2
Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year net sales. This calculation excludes entities acquired within the past twelve months.

On a constant currency basis, global Champion sales outside the mass channel increased 22% in the fourth quarter of 2019 compared to the fourth quarter of 2018. Including the unfavorable foreign currency impact of $1 million, global Champion sales outside the mass channel increased 22% in the quarter.

On a constant currency basis, consumer-directed sales increased 17% in the fourth quarter of 2019 compared to the fourth quarter of 2018. Including the unfavorable foreign currency impact of $10 million, consumer-directed sales increased 15% in the quarter. On a constant currency basis, consumer-directed sales increased 16% in 2019 compared to 2018. Including the unfavorable foreign currency impact of $54 million, consumer-directed sales increased 12% in the year.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 28, 2019	December 29, 2018
Assets
Cash and cash equivalents	$328,876	$433,022
Trade accounts receivable, net	815,210	870,878
Inventories	1,905,845	2,056,838
Other current assets	174,634	181,377
Total current assets	3,224,565	3,542,115
Property, net	587,896	607,688
Right-of-use assets	487,787	—
Trademarks and other identifiable intangibles, net	1,520,800	1,555,381
Goodwill	1,235,711	1,241,727
Deferred tax assets	203,331	207,449
Other noncurrent assets	93,896	83,880
Total assets	$7,353,986	$7,238,240

Liabilities
Accounts payable	$959,006	$1,029,933
Accrued liabilities	531,184	569,597
Lease liabilities	166,091	—
Notes payable	4,244	5,824
Accounts Receivable Securitization Facility	—	161,608
Current portion of long-term debt	110,914	278,976
Total current liabilities	1,771,439	2,045,938
Long-term debt	3,256,870	3,534,183
Lease liabilities - noncurrent	358,281	—
Pension and postretirement benefits	403,458	378,972
Other noncurrent liabilities	327,343	407,021
Total liabilities	6,117,391	6,366,114

Stockholders’ Equity
Preferred stock	—	—
Common stock	3,624	3,613
Additional paid-in capital	304,395	284,877
Retained earnings	1,546,224	1,079,503
Accumulated other comprehensive loss	(617,648)	(495,867)
Total stockholders equity	1,236,595	872,126
Total liabilities and stockholders’ equity	$7,353,986	$7,238,240

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarters Ended		Years Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Operating activities:
Net income	$184,986	$150,028	$600,720	$539,666
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	24,418	24,449	96,030	95,359
Amortization of acquisition intangibles	6,159	5,126	24,868	25,670
Other amortization	2,548	2,907	10,069	10,767
Amortization of debt issuance costs	3,710	2,327	10,731	9,278
Stock compensation expense	483	16,795	9,277	21,416
Deferred taxes	45,478	30,062	41,817	26,611
Other	3,371	(415)	5,033	(1,134)
Changes in assets and liabilities, net of acquisition of businesses:
Accounts receivable	215,505	166,778	45,157	10,269
Inventories	203,800	74,461	147,330	(202,019)
Other assets	19,434	(32,803)	(6,597)	(7,585)
Accounts payable	(55,421)	49,599	(67,390)	165,788
Accrued pension and postretirement benefits	4,518	(184)	(9,843)	(5,024)
Accrued liabilities and other	(100,257)	12,983	(103,770)	(45,660)
Net cash from operating activities	558,732	502,113	803,432	643,402

Investing activities:
Capital expenditures	(21,134)	(22,821)	(101,084)	(86,293)
Proceeds from sales of assets	1,354	778	4,884	2,557
Acquisition of businesses, net of cash acquired[1]	(3,872)	1	(25,232)	(334,915)
Other	11,772	—	11,772	—
Net cash from investing activities	(11,880)	(22,042)	(109,660)	(418,651)

Financing activities:
Borrowings on notes payable	90,405	60,438	341,117	278,147
Repayments on notes payable	(90,492)	(68,604)	(342,576)	(286,591)
Borrowings on Accounts Receivable Securitization Facility	39,312	21,440	246,417	213,336
Repayments on Accounts Receivable Securitization Facility	(247,915)	(81,811)	(408,025)	(176,937)
Borrowings on Revolving Loan Facilities	614,000	704,500	3,198,277	3,546,360
Repayments on Revolving Loan Facilities	(614,000)	(1,018,000)	(3,199,592)	(3,506,500)
Repayments on Term Loan Facilities	(261,250)	(9,375)	(413,498)	(31,875)
Borrowings on International Debt	—	—	27,680	—
Repayments on International Debt	(6,903)	—	(48,327)	(1,105)
Cash dividends paid	(54,269)	(54,116)	(216,958)	(216,316)
Payments to amend and refinance credit facilities	(105)	(44)	(1,203)	(677)
Payment of contingent consideration	—	—	—	(3,540)
Taxes paid related to net shares settlement of equity awards	(8,020)	(6,937)	(9,543)	(12,715)
Other	843	(2,570)	2,221	(2,084)
Net cash from financing activities	(538,394)	(455,079)	(824,010)	(200,497)
Effect of changes in foreign exchange rates on cash	3,421	9,033	4,429	9,912
Change in cash, cash equivalents and restricted cash	11,879	34,025	(125,809)	34,166
Cash, cash equivalents and restricted cash at beginning of period	318,044	421,707	455,732	421,566
Cash, cash equivalents and restricted cash at end of year	329,923	455,732	329,923	455,732
Less restricted cash at end of year[1]	1,047	22,710	1,047	22,710
Cash and cash equivalents per balance sheet at end of year	$328,876	$433,022	$328,876	$433,022

1
As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 29, 2018, the Company acquired Bras N Things for a total purchase price of A$495 million (U.S.$389 million) which included an indemnification escrow of A$32 million (U.S.$25 million). During the third quarter of 2019, the Company paid A$31 million (U.S.$21 million) of the indemnification escrow related to the Bras N Things acquisition to the sellers. The remaining indemnification escrow is classified as restricted cash and is included in the “Other current assets” line of the Condensed Consolidated Balance Sheet at December 28, 2019.

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended		Years Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Gross profit, as reported under GAAP	$706,743	$704,157	$2,719,330	$2,653,219
Restructuring and other action-related charges	18,553	4,759	58,267	38,355
Gross profit, as adjusted	$725,296	$708,916	$2,777,597	$2,691,574
As a % of net sales	41.4%	40.1%	39.9%	39.6%

Selling, general and administrative expenses, as reported under GAAP	$463,328	$460,034	$1,829,600	$1,788,568
Restructuring and other action-related charges	(1,014)	(9,925)	(5,219)	(41,843)
Selling, general and administrative expenses, as adjusted	$462,314	$450,109	$1,824,381	$1,746,725
As a % of net sales	26.4%	25.5%	26.2%	25.7%

Operating profit, as reported under GAAP	$243,415	$244,123	$889,730	$864,651
Restructuring and other action-related charges included in gross profit	18,553	4,759	58,267	38,355
Restructuring and other action-related charges included in SG&A	1,014	9,925	5,219	41,843
Operating profit, as adjusted	$262,982	$258,807	$953,216	$944,849
As a % of net sales	15.0%	14.6%	13.7%	13.9%

Net income, as reported under GAAP	$184,986	$150,028	$600,720	$539,666
Restructuring and other action-related charges:
Restructuring and other action-related charges included in gross profit	18,553	4,759	58,267	38,355
Restructuring and other action-related charges included in SG&A	1,014	9,925	5,219	41,843
Debt refinance charges included in other expenses	—	—	—	(36)
Tax effect on actions and other tax adjustments	(16,309)	(1,678)	(22,502)	(11,624)
Net income, as adjusted	$188,244	$163,034	$641,704	$608,204

Diluted earnings per share, as reported under GAAP[1]	$0.51	$0.41	$1.64	$1.48
Restructuring and other action-related charges	0.01	0.04	0.11	0.19
Diluted earnings per share, as adjusted	$0.51	$0.45	$1.76	$1.67

1	Results may not be additive due to rounding.

	Quarters Ended		Years Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Restructuring and other action-related charges by category:
Supply chain actions	$13,937	$—	$53,651	$—
Program exit costs	4,616	—	4,616	—
Hanes Europe Innerwear	—	2,296	—	26,403
Hanes Australasia	—	83	—	14,266
Other acquisitions and other action-related costs	1,014	12,305	5,219	39,529
Debt refinance charges	—	—	—	(36)
Tax effect on actions and other tax adjustments	(16,309)	(1,678)	(22,502)	(11,624)
Total restructuring and other action-related charges	$3,258	$13,006	$40,984	$68,538

	Last Twelve Months
	December 28, 2019	December 29, 2018
EBITDA[1]:
Net income	$600,720	$539,666
Interest expense, net	178,579	194,675
Income tax expense	79,007	103,915
Depreciation and amortization	130,967	131,796
Total EBITDA	989,273	970,052
Total action and other related charges (excluding tax effect on actions)	63,486	80,162
Stock compensation expense	9,277	21,416
Total EBITDA, as adjusted	$1,062,036	$1,071,630

Net debt:
Debt (current and long term debt and Accounts Receivable Securitization Facility)	$3,367,784	$3,974,767
Notes payable	4,244	5,824
(Less) Cash and cash equivalents	(328,876)	(433,022)
Net debt	$3,043,152	$3,547,569

Net debt/EBITDA, as adjusted	2.9	3.3

1	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

	Quarters Ended		Years Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Free Cash Flow:
Net cash from operating activities	$558,732	$502,113	$803,432	$643,402
Capital expenditures	(21,134)	(22,821)	(101,084)	(86,293)
Free Cash Flow	$537,598	$479,292	$702,348	$557,109

TABLE 6
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook1
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended	Year Ended
	March 28, 2020	January 2, 2021
Operating profit outlook, as calculated under GAAP	$118,000 to $128,000	$850,000 to $880,000
Restructuring and other action-related charges	$27,000	$50,000
Operating profit outlook, as adjusted	$145,000 to $155,000	$900,000 to $930,000

Diluted earnings per shares, as calculated under GAAP[2]	$0.17 to $0.20	$1.60 to $1.68
Restructuring and other action-related charges	$0.06	$0.12
Diluted earnings per share, as adjusted	$0.23 to $0.26	$1.72 to $1.80

1
Hanesbrands is unable to reconcile projections for net debt to EBITDA, as adjusted, as of the end of the 2020 fiscal year without unreasonable efforts, because the Company cannot predict, without unreasonable effort and otherwise to a reasonable degree of certainty, the exact amount of certain items that would impact this ratio, such as debt balances, revenue, tax rates, interest expense and stock compensation expense.

2	The company expects approximately 357 million and 354 million diluted weighted average shares outstanding for the quarter ended March 28, 2020 and the year ended January 2, 2021, respectively.

Supplemental B - p. 1
February 7, 2020

REBASED FOR EXITED PROGRAMS
HANESBRANDS INC.
Condensed Consolidated Statements of Income - REBASED*
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Net sales	$1,493,920	$1,642,217	$1,748,269	$1,663,070	$6,547,476
Cost of sales	886,085	989,265	1,058,102	968,288	3,901,740
Gross profit	607,835	652,952	690,167	694,782	2,645,736
As a % of net sales	40.7%	39.8%	39.5%	41.8%	40.4%
Selling, general and administrative expenses	457,741	436,200	440,431	453,007	1,787,379
As a % of net sales	30.6%	26.6%	25.2%	27.2%	27.3%
Operating profit	150,094	216,752	249,736	241,775	858,357
As a % of net sales	10.0%	13.2%	14.3%	14.5%	13.1%
Other expenses	7,451	8,249	8,066	7,658	31,424
Interest expense, net	48,059	46,522	43,091	40,907	178,579
Income before income tax expense	94,584	161,981	198,579	193,210	648,354
Income tax expense	13,109	23,462	28,377	24,932	89,880
Net income	$81,475	$138,519	$170,202	$168,278	$558,474

Earnings per share:
Basic	$0.22	$0.38	$0.47	$0.46	$1.53
Diluted	$0.22	$0.38	$0.47	$0.46	$1.53

Weighted average shares outstanding:
Basic	364,570	364,637	364,743	364,885	364,709
Diluted	365,299	365,537	365,597	365,644	365,519

*This information reflects Hanesbrands' Condensed Consolidated Statements of Income on a rebased basis to reflect adjustments for restructuring and other action-related charges and the exited C9 Champion program at Target and DKNY Intimates license.

Supplemental B - p. 2
February 7, 2020
REBASED FOR EXITED PROGRAMS
HANESBRANDS INC.
Supplemental Financial Information - REBASED*
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Net sales, as reported under GAAP	$1,588,024	$1,760,927	$1,866,967	$1,751,005	$6,966,923
Net sales from exited programs	(94,104)	(118,710)	(118,698)	(87,935)	(419,447)
Net sales, rebased	$1,493,920	$1,642,217	$1,748,269	$1,663,070	$6,547,476

Gross profit, as reported under GAAP	$620,031	$675,523	$717,033	$706,743	$2,719,330
Restructuring and other action-related charges	17,692	12,598	9,424	18,553	58,267
Gross profit on exited programs	(29,888)	(35,169)	(36,290)	(30,514)	(131,861)
Adjusted gross profit, rebased	$607,835	$652,952	$690,167	$694,782	$2,645,736
As a % of net sales, rebased	40.7%	39.8%	39.5%	41.8%	40.4%

Selling, general and administrative expenses, as reported under GAAP	$470,387	$445,923	$449,962	$463,328	$1,829,600
Restructuring and other action-related charges	(3,681)	(11)	(513)	(1,014)	(5,219)
Selling, general and administrative expenses related to exited programs	(8,965)	(9,712)	(9,018)	(9,307)	(37,002)
Adjusted selling, general and administrative expenses, rebased	$457,741	$436,200	$440,431	$453,007	$1,787,379
As a % of net sales, rebased	30.6%	26.6%	25.2%	27.2%	27.3%

Operating profit, as reported under GAAP	$149,644	$229,600	$267,071	$243,415	$889,730
Restructuring and other action-related charges included in gross profit	17,692	12,598	9,424	18,553	58,267
Restructuring and other action-related charges included in SG&A	3,681	11	513	1,014	5,219
Gross profit on exited programs	(29,888)	(35,169)	(36,290)	(30,514)	(131,861)
Selling, general and administrative expenses related to exited programs	8,965	9,712	9,018	9,307	37,002
Adjusted operating profit, rebased	$150,094	$216,752	$249,736	$241,775	$858,357
As a % of net sales, rebased	10.0%	13.2%	14.3%	14.5%	13.1%

Net income, as reported under GAAP	$81,088	$149,555	$185,091	$184,986	$600,720
Restructuring and other action-related charges included in gross profit	17,692	12,598	9,424	18,553	58,267
Restructuring and other action-related charges included in SG&A	3,681	11	513	1,014	5,219
Gross profit on exited programs	(29,888)	(35,169)	(36,290)	(30,514)	(131,861)
Selling, general and administrative expenses related to exited programs	8,965	9,712	9,018	9,307	37,002
Tax effect on actions and other tax adjustments	(63)	1,812	2,446	(15,068)	(10,873)
Adjusted net income, rebased	$81,475	$138,519	$170,202	$168,278	$558,474

Diluted earnings per share, as reported under GAAP[1]	$0.22	$0.41	$0.51	$0.51	$1.64
Restructuring and other action-related charges	0.05	0.03	0.02	0.01	0.11
Exited programs	(0.05)	(0.06)	(0.06)	(0.05)	(0.23)
Adjusted diluted earnings per share, rebased	$0.22	$0.38	$0.47	$0.46	$1.53

1	Results may not be additive due to rounding.

*This information reconciles Hanesbrands' GAAP measures to measures on a rebased basis to reflect adjustments for restructuring and other action-related charges and the exited C9 Champion program at Target and DKNY Intimates license.

Supplemental B - p. 3
February 7, 2020

REBASED FOR EXITED PROGRAMS
HANESBRANDS INC.
Supplemental Financial Information - REBASED*
(in thousands)
(Unaudited)

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Innerwear net sales:
As reported	$475,945	$678,604	$578,453	$569,630	$2,302,632
Less:
C9 Champion	6,731	12,765	13,262	9,533	42,291
DKNY Intimates	2,800	8,362	2,906	1,795	15,863
Rebased Innerwear net sales	$466,414	$657,477	$562,285	$558,302	$2,244,478

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Innerwear operating profit:
As reported	$104,626	$149,530	$121,467	$140,368	$515,991
Less:
C9 Champion	2,305	4,387	4,655	3,630	14,977
DKNY Intimates	(805)	(1,854)	(959)	(1,207)	(4,825)
Rebased Innerwear operating profit	$103,126	$146,997	$117,771	$137,945	$505,839

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Activewear net sales:
As reported	$405,340	$448,277	$548,117	$452,970	$1,854,704
Less:
C9 Champion	84,573	97,583	102,530	76,607	361,293
Rebased Activewear net sales	$320,767	$350,694	$445,587	$376,363	$1,493,411

	Quarters Ended				Year Ended
	March 30, 2019	June 29, 2019	September 28, 2019	December 28, 2019	December 28, 2019
Activewear operating profit:
As reported	$43,593	$68,779	$97,314	$71,633	$281,319
Less:
C9 Champion	19,423	22,924	23,576	18,784	84,707
Rebased Activewear operating profit	$24,170	$45,855	$73,738	$52,849	$196,612

*This information reflects Hanesbrands' supplemental financial information on a rebased basis to reflect adjustments for restructuring and other action-related charges and the exited C9 Champion program at Target and DKNY Intimates license.